EXHIBIT 4.20


                         AMBAC ASSURANCE CORPORATION,
                              as Policy Provider,




                           AMERICAN TRANS AIR, INC.




                                      and
                           WILMINGTON TRUST COMPANY,
       not in its individual capacity but solely as Subordination Agent






                       INSURANCE AND INDEMNITY AGREEMENT

                           AMERICAN TRANS AIR, INC.

                          PASS THROUGH CERTIFICATES,
                                SERIES 2000-1G






                         Dated as of February 15, 2000




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          (This Table of Contents is for convenience of reference only and shall not be deemed to be part of this Agreement. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Article I of this Agreement.)

                               TABLE OF CONTENTS

                                                                           Page

                                   ARTICLE I

                                  DEFINITIONS

Section 1.01  Defined Terms...................................................2
Section 1.02  Other Definitional Provisions...................................6


                                  ARTICLE II

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01  Representations and Warranties of ATA...........................6
Section 2.02  Covenants of ATA................................................9
Section 2.03  Covenants of WTC and Subordination Agent.......................11
Section 2.04  Representations, Warranties and Covenants
              of the Policy Provider.........................................11


                                  ARTICLE III

                  THE POLICY; REIMBURSEMENT; INDEMNIFICATION

Section 3.01  Issuance of the Policy.........................................13
Section 3.02  Payment of Fees and Premium....................................15
Section 3.03  Reimbursement Obligation.......................................15
Section 3.04  [Reserved.]....................................................16
Section 3.05  Procedure for Payment of Fees and Premiums.....................16


                                  ARTICLE IV

                              FURTHER AGREEMENTS

Section 4.01  Effective Date; Term of the Insurance Agreement.................16
Section 4.02  Further Assurances and Corrective Instruments...................17
Section 4.03  Obligations Absolute............................................17
Section 4.04  Assignments; Reinsurance; Third-Party Rights....................18
Section 4.05  Liability of the Policy Provider................................19

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                                   ARTICLE V

                                 MISCELLANEOUS

Section 5.01  Amendments, Etc................................................19
Section 5.02  Notices .......................................................19
Section 5.03  Severability...................................................20
Section 5.04  Governing Law..................................................21
Section 5.05  Consent to Jurisdiction........................................21
Section 5.06  Consent of the Policy Provider.................................21
Section 5.07  Counterparts...................................................22
Section 5.08  Headings.......................................................22
Section 5.09  Trial by Jury Waived...........................................22
Section 5.10  Limited Liability..............................................22
Section 5.11  Entire Agreement...............................................22


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          INSURANCE AND INDEMNITY AGREEMENT (as may be amended, modified or supplemented from time to time, this "Insurance Agreement"), dated as of February 15, 2000, by and among AMBAC ASSURANCE CORPORATION, as Policy Provider, AMERICAN TRANS AIR, INC. ("ATA") and WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Subordination Agent (the "Subordination Agent").

                             W I T N E S S E T H :


          WHEREAS, ATA intends to finance (or refinance) the acquisition of up to seven Aircraft either (i) through separate leveraged lease Transactions in which ATA will lease the Leased Aircraft or (ii) through separate secured loan Transactions in which ATA will own the Owned Aircraft;

          WHEREAS, in the case of each Leased Aircraft, the Owner Trustee acting on behalf of a corresponding Owner Participant, will issue pursuant to an Indenture, on a non-recourse basis, two or more series of Equipment Notes in order to finance (or refinance) a portion of its purchase price of such Leased Aircraft;

          WHEREAS, in the case of each Owned Aircraft, ATA will issue pursuant to an Indenture, on a recourse basis, two or more series of Equipment Notes to finance a portion of the purchase price of such Owned Aircraft;

          WHEREAS, WTC, not in its individual capacity but as Trustee under each of the Trust Agreements, will create the Trusts, which will acquire the Equipment Notes under the Note Purchase Agreement;

          WHEREAS, (i) Citibank, N.A., as Liquidity Provider, has entered into two Liquidity Facilities, one for the benefit of the Class G Certificateholders and one for the benefit of the Class C Certificateholders, with WTC, as the Trustee on behalf of each Trust, and (ii) WTC, as Trustee of each Trust, the Liquidity Provider, the Policy Provider and the Subordination Agent have entered into the Intercreditor Agreement;

          WHEREAS, pursuant to each Trust Agreement, a separate Trust has been created to facilitate the sale of the Certificates;


          WHEREAS, the Policy Provider has issued the Policy in respect of the Class G Certificates, pursuant to which it has agreed to guarantee the payment of interest to the Subordination Agent for the benefit of the Class G Trustee and Class G Certificateholders, and the payment of principal of the Class G Certificates on the Final Distribution Date for the Class G Certificates and as otherwise provided herein;

          WHEREAS, the Policy Provider shall be paid the Premium as set forth herein; and


                                     S-1




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          WHEREAS, each of ATA and the Subordination Agent has agreed to undertake certain obligations in consideration for the Policy Provider's issuance of the Policy;


          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

          Section 1.01 Defined Terms. Unless the context clearly requires otherwise, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Intercreditor Agreement or, if not defined therein, in the Policy described below. For purposes of this Insurance Agreement, the following terms shall have the following meanings:

          "Act" means Part A of subtitle VII of title 49, United States Code.

          "Aircraft" means any aircraft which is or will be part of the Collateral.

          "Airframe" means any airframe which is or will be part of the Collateral.

          "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C.
Section 101 et seq.

          "Citizen of the United States" is defined in Section 40102(a)(15) of the Act and in the FAA Regulations.

          "Collateral" with respect to each Aircraft has the meaning given such term in Annex A to the related Participation Agreement.

          "Delivery Date" means with respect to each Participation Agreement, the "Closing Date" as defined or to be defined in each such Participation Agreement.

          "Engine" means any engine which is or will be part of the Collateral.

          "Exchange Offer Registration Statement" has the meaning given such term in the Trust Agreement.

          "Expenses" means any and all liabilities, obligations, losses, damages, settlements, penalties, claims, actions, suits, costs, expenses and disbursements (including, without limitation, reasonable fees and disbursements of legal counsel, accountants, appraisers, inspectors or other professionals, and costs of investigation).

          "Event of Loss" means any Event of Loss defined or to be defined in any Participation Agreement.

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          "FAA" means the Federal Aviation Administration of the United States
of America --- or any Government Entity succeeding to the functions of the Federal Aviation Administration.

          "FAA Filed Documents" with respect to each Aircraft has the meaning given such term in Annex A to the related Participation
Agreement.

          "Final Dissolution Date" means, following the occurrence of a Triggering Event, the Distribution Date next succeeding the date of receipt by the Subordination Agent of the proceeds of the last Aircraft (or the related Equipment Notes) then subject to the Lien of any Indenture.

          "Final Distribution Date" means the date which is the earlier of (i) the Final Legal Distribution Date or (ii) the Final Dissolution Date.

          "Final Legal Distribution Date" means the Regular Distribution Date in July 2017.

          "Financing Statements" means collectively, UCC-1 (and, where appropriate, UCC-3) financing statements covering (A) in respect of each Owned Aircraft, the related Collateral, executed by Owner, as debtor, showing Mortgagee as secured party, for filing in Indiana and each other jurisdiction in which such filing is made on or before the related Delivery Date and (B) with respect to each Leased Aircraft (a) the related Collateral, executed by the related Owner Trustee as debtor, showing Mortgagee as secured party, for filing in the Trust Company Jurisdiction (as defined in Schedule 3 to the related Participation Agreement) and each other jurisdiction that, in the opinion of Mortgagee, is necessary to perfect its Lien on the related Collateral and (b) the related Lease and the Aircraft, as a precautionary matter, executed by Lessee, as lessee, showing Owner Trustee as lessor and Mortgagee as assignee of Owner Trustee, for filing in Indiana.

          "GAAP" means generally accepted accounting principles as set forth in the statements of financial accounting standards issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, as such principles may at any time or from time to time be varied by any applicable financial accounting rules or regulations issued by the SEC and, with respect to any Person, shall mean such principles applied on a basis consistent with prior periods except as may be disclosed in such Person's financial statements.

          "Government Entity" means (a) any federal, state, provincial or similar government, and any body, board, department,commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

          "Holder" has the meaning given such term in the Policy.

          "Initial Purchasers" means Salomon Smith Barney, Inc., Morgan Stanley & Co. Incorporated, Chase Securities Inc., and Banc
One Capital Markets, Inc.

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          "Insurance Agreement" has the meaning given such term in the initial paragraph hereof.

          "Intercreditor Agreement" means the Intercreditor Agreement (2000-1), dated as the date hereof by and among WTC, as Trustee under each of the Class G Trust and the Class C Trust, the Liquidity Provider, the Policy Provider and the Subordination Agent.

          "Investment Company Act" means the Investment Company Act of 1940, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

          "Lease Default" means, with respect to any Lease, any Event of Default (as such term is defined in the Lease).

          "Lien" means any mortgage, pledge, lien, charge, encumbrance or security interest affecting the title to or any interest in property.

          "Material Adverse Change" means, in respect of any Person as at any date, a material adverse change in the ability of such Person to perform its obligations under any of the Operative Agreements to which it is a party as of such date, including any material adverse change in the business, financial condition, results of operations or properties of such Person on a consolidated basis with its subsidiaries which might have such effect.

          "Moody's" means Moody's Investors Service, Inc., and any successor thereto.

          "Mortgagee" with respect to each Aircraft means WTC in its capacity as Loan Trustee under the related Indentures.

          "Offering Document" means the Offering Memorandum dated February 8, 2000, any supplemental Offering Memorandum relating to the Class G Certificates, the Exchange Offer Registration Statement and any amendment or supplement to any of the foregoing.

          "Operative Agreements" (i) means this Insurance Agreement, the Intercreditor Agreement, each Participation Agreement,the Note Purchase Agreement, each Indenture, the Series G Equipment Notes, the Class G Certificates, the Liquidity Facilities, the Class G Trust Agreement, the Purchase Agreement, the Leases and the Policy Fee Letter, together with all exhibits and schedules included with any of the foregoing.

          "Owner" means, with respect to a Leased Aircraft, the related Owner Trustee, and with respect to an Owned Aircraft, ATA.

          "Person" means an individual, joint stock company, trust, unincorporated association, joint venture, corporation, business or owner trust, partnership or other organization or entity (whether governmental or private).

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          "Policy" means the Certificate Guaranty Insurance Policy No.
AB0336BE, together with all endorsements thereto, issued by the Policy Provider in favor of the Subordination Agent for the benefit of the Class G Certificateholders.

          "Policy Fee Letter" means the fee letter, dated as of February 15, 2000 between the Policy Provider and ATA setting forth the Premium and certain other amounts payable in respect of the Policy.

          "Policy Provider" means Ambac Assurance Corporation, or any successor thereto, as issuer of the Policy.

          "Policy Provider Information" means the information set forth under the caption "Description of the Policy Provider" in the Offering Document.

          "Pool Balance" means with respect to the Class G Trust or the Class G Certificates, as of any date, (i) the original aggregate face amount of the Class G Certificates less (ii) the aggregate amount of all payments made in respect of the Class G Certificates or in respect of Class G Deposits other than payments made in respect of interest or premium thereon or reimbursement of any costs and expenses in connection therewith. The Pool Balance for the Class G Trust or the Class G Certificates as of any Distribution Date shall be computed after giving effect to any special distribution with respect to unused Class G Deposits, payment of principal of the Equipment Notes or payment with respect to other Trust Property (as such term is defined in each Trust Agreement) held in such Trust and the distribution thereof to be made on that date.

          "Premium" means the premium payable in respect of the Policy on the Closing Date and on each Distribution Date thereafter in an amount equal to 1/4 of the product of (i) the Premium Percentage and (ii) with respect to the payment to be made on the Closing Date, the Pool Balance of the Class G Certificates on the Closing Date, or with respect to the payments to be made on each Distribution Date, the Pool Balance of the Class G Certificates on such Distribution Date after giving effect to any distributions to be made on such Distribution Date; provided, however, the fee payable on the Closing Date shall be pro rated from the Closing Date to the first Distribution Date (based upon a 360 day year of twelve 30 day months).

          "Premium Percentage" shall have the meaning set forth in the Policy Fee Letter.

          "Purchase Agreement" means the Purchase Agreement, dated February 8, 2000, among ATA, Amtran, Salomon Smith Barney, Inc., Morgan Stanley & Co. Incorporated, Chase Securities Inc., and Banc One Capital Markets, Inc., with respect to the Certificates, as may be amended, modified or supplemented from time to time.

          "Registration Rights Agreement" has the meaning given such term in the Purchase Agreement.

          "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.


                                      -5-




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          "SEC" means the Securities and Exchange Commission of the United
States of America, or any successor thereto.

          "Section 1110" means 11 U.S.C.ss.1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time.

          "Securities Act" means the Securities Act of 1933, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

          "Security" means a "security" as defined in Section 2(1) of the Securities Act.

          "Series G Equipment Notes" means the 8.039% Series G Equipment Notes issued pursuant to any Indenture by the related Owner Trustee or ATA, as the case may be, and authenticated by the Loan Trustee thereunder, and any Equipment Notes issued in exchange therefor or replacement thereof pursuant to the terms of such Indenture.

          "Transactions" means the Transactions contemplated by the Operative Agreements, including the Transactions described in the Offering
Document.

          "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

          "U.S. Air Carrier" means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to the Act for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

          "WTC" means Wilmington Trust Company, a Delaware banking corporation.

          Section 1.02 Other Definitional Provisions. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Insurance Agreement shall refer to this Insurance Agreement as a whole and not to any particular provision of this Insurance Agreement. Section, subsection, Schedule and Exhibit references are to this Insurance Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation."

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                                  ARTICLE II

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

          Section 2.01 Representations and Warranties of ATA. ATA represents and warrants as of the Closing Date and as of each Delivery Date as follows:

          (a) Organization; Qualification. ATA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana and has the corporate power and authority to conduct its business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under the Operative Agreements to which it is a party as of such date. ATA is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the nature and extent of the business conducted by it, or the ownership of its properties, requires such qualification, except where the failure to be so qualified would not give rise to a Material Adverse Change to ATA.

          (b) Corporate Authorization. ATA has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by its articles of incorporation or by-laws) to authorize the execution and delivery of each of the Operative Agreements to which it is a party as of such date, and the performance of its obligations thereunder.

          (c) No Violation. The execution and delivery by ATA of the Operative Agreements to which it is a party as of such date, the performance by ATA of its obligations thereunder and the consummation by ATA of the Transactions contemplated thereby, do not and will not (a) violate any provision of the certificate of incorporation or by-laws of ATA, (b) violate any law, regulation, rule or order applicable to or binding on ATA or (c) violate or constitute any default under (other than any violation or default that would not result in a Material Adverse Change to ATA), or result in the creation of any Lien (other than as permitted under the related Lease or as created by the related Indenture) upon the Aircraft under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which ATA is a party or by which it or any of its properties is bound.

          (d) Approvals. The execution and delivery by ATA of the Operative Agreements to which it is a party as of such date, the performance by ATA of its obligations thereunder and the consummation by ATA of the Transactions contemplated thereby do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of,
(a) any trustee or other creditor of ATA and (b) any Government Entity, other than the filing of (w) the FAA Filed Documents and the Financing Statements (and continuation statements periodically), (x) filings, recordings, notices or other ministerial actions pursuant to any routine recording, contractual or regulatory requirements applicable to it, (y) filings, recordings, notices or other actions contemplated by the Operative Agreements in connection with the subleasing or reregistration of

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the Aircraft and (z) filings, recordings, notices or other actions relating to the Securities Act as contemplated by the Registration Rights Agreement.

          (e) Valid and Binding Agreements. The Operative Agreements executed and delivered by ATA on or prior to such date have been duly executed and delivered by ATA and, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, constitute the legal, valid and binding obligations of ATA and are enforceable against ATA in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity and subject to principles of public policy limiting the right to enforce the indemnification provisions contained herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

          (f) Litigation. Except as set forth in the most recent Annual Report on Form 10-K,as amended, of Amtran, Inc. ("Amtran"), the parent of ATA, filed by Amtran with the SEC on or prior to the Closing Date or such Delivery Date, as the case may be, or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Amtran with the SEC subsequent to such Form 10-K, no action, claim or proceeding is now pending or, to the actual knowledge of ATA, threatened, against ATA or Amtran, before any court, governmental body, arbitration board, tribunal or administrative agency, which is reasonably likely to be determined adversely to ATA or Amtran and if determined adversely to ATA or Amtran is reasonably likely to result in a Material Adverse Change.

          (g) Financial Condition. The audited consolidated balance sheet of Amtran with respect to Amtran's most recent fiscal year included in Amtran's most recent Annual Report on Form 10-K, as amended, filed by Amtran with the SEC, and the related consolidated statements of operations and cash flows for the period then ended have been prepared in conformity with GAAP and present fairly in all material respects the financial condition of Amtran and its consolidated subsidiaries as of such date and the results of its operations and cash flows for such period, and since the date of such balance sheet, there has been no material adverse change in such financial condition or operations of Amtran, except for matters disclosed in (a) the financial statements referred to above or (b) any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Amtran with the SEC on or prior to the Closing Date or such Delivery Date, as the case may be.

          (h) Registration and Recordation. Except for (a) the registration of the Aircraft with the FAA pursuant to the Act in the name of Owner Trustee in respect of a Leased Aircraft and ATA in respect of an Owned Aircraft, (b) the filing for recordation of the FAA Filed Documents, (c) the filing of the Financing Statements (and continuation statements relating thereto at periodic intervals), (d) the taking of possession and retention by Mortgagee of the original counterparts of the related Lease with respect to the Leased Aircraft, (e) the affixation of the nameplates referred to in Section 7.1.3 of the Lease in respect of a Leased Aircraft, and Section 4.02(d) of the related Indenture, with respect to Owned Aircraft, at the Delivery Date with respect to each Aircraft, no further action, including any filing or recording of any document (including any financing statement

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in respect thereof under Article 9 of the UCC) is necessary in order to establish and perfect (i) in respect of a Leased Aircraft, the right, title or interest of Owner Trustee, and the Mortgagee's first priority perfected security interest in such Aircraft and in the related Lease (subject only to Permitted Liens as defined in Annex A to the related Participation Agreement), and (ii) in respect of an Owned Aircraft, the Mortgagee's first priority perfected security interest in such Aircraft (subject only to Permitted Liens as defined in Annex A to the related Participation Agreement), as against ATA and any other Person, in each case, in any applicable jurisdictions in the United States.

          (i) Chief Executive Office. The chief executive office (as such term is defined in Article 9 of the UCC) of ATA is located at 7337 West Washington Street, Indianapolis, Indiana 46231.

          (j) No Default. On each Delivery Date, no event exists that in respect of a Leased Aircraft delivered on such date constitutes a Lease Default (as defined in the Lease for such Aircraft), and no event exists that in respect of an Owned Aircraft delivered on such date would constitute an Event of Default (as defined in the Indenture for such Aircraft).

          (k) No Event of Loss. With respect to each Delivery Date, no Event of Loss has occurred with respect to the Airframe or any Engine which is Collateral under the Indenture executed as of such Delivery Date, and to the actual knowledge of ATA, no circumstance, condition, act or event has occurred that, with the giving of notice or lapse of time or both gives rise to or constitutes an Event of Loss with respect to such Airframe or any such Engine.

          (l) Compliance with Laws.

          (a) ATA is a Citizen of the United States and a U.S. Air Carrier.

          (b) ATA holds all licenses, permits and franchises from the appropriate Government Entities necessary to authorize ATA to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not give rise to a Material Adverse Change to ATA.

          (c) ATA is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (m) Securities Laws. Neither ATA nor any person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft or any Lease or any interest in any Trust Property and Trust Agreement, or any of the Equipment Notes or any other interest in or security under any Indenture, for sale, to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person in violation of the Securities Act.

:

          (n) Section 1110. With respect to each Leased Aircraft delivered on such Delivery Date, the Owner Trustee, as lessor under the related Lease and the Mortgagee, as assignee under the related Indenture, and with respect to each Owned Aircraft delivered on such Delivery Date, the related Mortgagee, is entitled to the benefits of Section 1110 (as in effect on such date) in the event of a case under Chapter 11 of the Bankruptcy Code in which ATA is a debtor.

          (o) Accuracy of Information. Neither the Operative Agreements to which it is a party as of such date nor other material information relating to the Aircraft or the operations or financial condition of ATA furnished to the Policy Provider contains any statement of a material fact which was untrue or misleading in any material respect when made. Except as disclosed in the Offering Document under the caption "Risk Factors - Risk Factors Relating to AmTran," ATA has no knowledge of any circumstances that could reasonably be expected to cause a Material Adverse Change with respect to ATA.

          Section 2.02 Covenants of ATA. ATA covenants and agrees with the Policy Provider as follows:

          (a) Without the prior written consent of the Policy Provider (which may be granted or withheld in its sole discretion), each Participation Agreement and the other Financing Agreements (as defined in the Note Purchase Agreement) to be entered into pursuant to such Participation Agreement, will not vary the Mandatory Economic Terms and will contain the Mandatory Document Terms in the form attached to the Note Purchase Agreement without modification in any adverse respect (without regard to the materiality thereof) as regards the interests, rights and remedies of the Policy Provider, notwithstanding the provisions in the Note Purchase Agreement permitting such modifications to be made if the effect thereof is not materially adverse to certain parties.

          (b) Notwithstanding the provisions of any Lease or any other Operative Agreement and in addition to and not in limitation of any other right which the Policy Provider may have under any other Operative Agreement, ATA agrees that the Policy Provider and its representatives may at least once in every five year period following the issuance of the Class G Certificates, at their expense, inspect any Aircraft or Aircraft Document (as defined in Annex A to the related Participation Agreement) , and may otherwise meet with the relevant officers and managers of ATA (at any time) to discuss the affairs, finances and accounts of ATA, upon reasonable request by the Policy Provider; provided that (i) each such inspection or meeting shall be conducted during the business hours of ATA, (ii) each such inspection or meeting shall not be conducted in any manner so as to be unreasonably disruptive to the day to day operations of ATA, (iii) the Policy Provider shall give ATA at least thirty (30) days notice of its intention to inspect any Aircraft or Aircraft Document (as defined in Annex A to the related Participation Agreement), and
(iv) any inspection of the Aircraft hereunder shall be limited to a visual, walk-around inspection, and shall not include the opening of any panels, bays, or other components of the Aircraft. ATA will reasonably cooperate with the Policy Provider in response to each such request by the Policy Provider.


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          (c) It shall not, and shall not suffer any of its Affiliates to, purchase or otherwise acquire any of the Class G Certificates. The Policy Provider hereby appoints and designates the Subordination Agent as collateral agent for the Policy Provider hereunder and hereby authorizes and instructs the Subordination Agent to perform such acts required of the collateral agent, on its behalf as set forth herein. The Subordination Agent hereby accepts such appointment and designation. ATA hereby acknowledges the Policy Provider's appointment of the Subordination Agent as collateral agent and the powers granted thereto under this Insurance Agreement. ATA pledges, assigns and grants a continuing security interest in all of its right, title and interest in and to the following property (collectively, the "Certificate Collateral") to the Subordination Agent for the benefit of the Policy Provider:

               (i) all Class G Certificates in which ATA or any of its Affiliates has a legal or beneficial interest;

               (ii) all payments of principal and interest and other amounts payable on, and all rights with respect to, such Class G Certificates;

               (iii) all proceeds of any of the foregoing.

          This Section 2.02(d) of this Insurance Agreement shall constitute a pledge agreement and shall secure the payment in full of all obligations of ATA under this Insurance Agreement or under any of the Operative Agreements. The security interest granted hereby shall be perfected by (A) delivery to the Subordination Agent accompanied by duly executed instruments of transfer or assignment in blank or, (B) if delivery is not possible, by a written entitlement order, delivered by ATA to the applicable securities intermediaries on whose records ownership of such Class G Certificates is reflected, directing such securities intermediaries to (x) credit all such Class G Certificates to an account in the name of the Subordination Agent maintained with such securities intermediaries, and (y) to deliver to the Subordination Agent a written confirmation of each such credit simultaneously with each acquisition of a legal or beneficial interest in Class G Certificates by ATA or any of its Affiliates. With respect to any Class G Certificates described in clause (A) above, ATA shall hold in trust for the benefit of the Subordination Agent, segregated from the other property or funds of ATA, any interest, Pool Balance reduction, premium, redemption price or other payment thereon and shall immediately deliver to the Subordination Agent all such amounts received. The Subordination Agent shall promptly notify the Policy Provider of the amounts received in respect of Class G Certificates described in clause (B) above and amounts delivered to the Subordination Agent pursuant to the preceding sentence. Thereafter, the Policy Provider shall promptly notify the Subordination Agent of the amount, if any, due to the Policy Provider in respect of this Insurance Agreement or the Operative Agreements. If any amounts are so due, the Subordination Agent will pay to the Policy Provider the amounts received up to the amounts due. If no amounts are due, the Subordination Agent shall pay amounts received to ATA.

          (d) Anything in the Note Purchase Agreement to the contrary notwithstanding, without the consent of the Policy Provider, ATA agrees that with respect to each Aircraft to be financed under the Note Purchase Agreement, the maximum unpaid principal amount of the related

Class G Equipment Note as of the last day of each quarterly period may not exceed the amount set forth for such day in the schedule contained in Exhibit B attached hereto for such Aircraft, in the column in such schedule labeled "Owned Aircraft" or "Leased Aircraft," depending on whether such Aircraft is on such date an Owned Aircraft or a Leased Aircraft.

          Section 2.03 Covenants of WTC and Subordination Agent. WTC and Subordination Agent shall perform and observe, in all material respects, all of its covenants, obligations and agreements in any Operative Agreement to which it is a party to be observed or performed by it.

          Section 2.04 Representations, Warranties and Covenants of the Policy Provider. The Policy Provider represents, warrants and covenants to ATA and the Subordination Agent as follows:

          (a) Organization and Licensing. The Policy Provider is duly organized, validly existing and in good standing as a Wisconsin-domiciled stock insurance company duly qualified to conduct an insurance business in every jurisdiction where qualification may be necessary to accomplish the Transactions.

          (b) Corporate Power. The Policy Provider has the corporate power and authority to issue the Policy, to execute and deliver this Insurance Agreement and the other Operative Agreements to which it is a party and to perform all of its obligations hereunder and thereunder.

          (c) Authorization; Approvals. Proceedings legally required for the issuance and execution of the Policy and the execution, delivery and performance of this Insurance Agreement have been taken and licenses, orders, consents or other authorizations or approvals of any governmental boards or bodies legally required for the enforceability of the Policy have been obtained; any proceedings not taken and any licenses, authorizations or approvals not obtained are not material to the enforceability of the Policy.

          (d) Enforceability. This Insurance Agreement constitutes, and the Policy, when issued, will constitute, a legal, valid and binding obligation of the Policy Provider, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, receivership and other similar laws affecting creditors' rights generally and to general principles of equity and subject to principles of public policy limiting the right to enforce the indemnification provisions contained herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

          (e) Financial Information. The balance sheet of the Policy Provider as of December 31, 1998 and the related statements of income, stockholders' equity and cash flows for the three fiscal years ended December 31, 1998, and the accompanying footnotes, together with an opinion thereon dated January 27, 1999 of KPMG LLP, independent certified public accountants, a copy of which is incorporated by reference into the Offering Document, fairly present in all material respects the financial condition of the Policy Provider as of such dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied. The balance sheet of the Policy Provider as of September 30, 1999 and the related statements of operations, stockholders' equity and cash flows for the three-month period ended September 30, 1999 and the accompanying footnotes, a copy of which is incorporated by reference into the Offering Document, present fairly in all material respects the financial condition of the Policy Provider as of such date and for such three-month period in accordance with generally accepted accounting principles consistently applied. Since September 30, 1999, there has been no material change in such financial condition of the Policy Provider that would materially and adversely affect its ability to perform its obligations under the Policy.

          (f) Policy Provider Information. The Policy Provider Information is true and correct in all material respects and does not contain any untrue statement of a material fact.

          (g) No Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of the Policy Provider's knowledge, threatened against it at law or in equity or before or by any court, governmental agency, board or commission or any arbitrator which, if decided adversely, would materially and adversely affect its ability to perform its obligations under the Policy or this Insurance Agreement.

          (h)Compliance with Law, Etc. No practice, procedure or policy employed, or proposed to be employed, by the Policy Provider in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to the Policy Provider that, if enforced, could result in a Material Adverse Change with respect to the Policy Provider.

                                  ARTICLE III

                  THE POLICY; REIMBURSEMENT; INDEMNIFICATION

          Section 3.01 Issuance of the Policy. The Policy Provider agrees to issue the Policy on the Closing Date subject to satisfaction of the conditions precedent set forth below on or prior to the Closing Date:

          (a) Operative Agreements. The Policy Provider shall have received a copy of (i) each of the Operative Agreements to be executed and delivered on or prior to the Closing Date, in form and substance reasonably satisfactory to the Policy Provider, duly authorized, executed and delivered by each party thereto and (ii) a copy of the Offering Document;

          (b) Certified Documents and Resolutions. The Policy Provider shall have received (i) a copy of the articles of incorporation and by-laws of ATA and (ii) a certificate of the Secretary or Assistant Secretary of ATA dated the Closing Date stating that attached thereto is a true, complete and correct copy of resolutions duly adopted by the Board of Directors of ATA authorizing the execution, delivery and performance by ATA of the Operative Agreements to which it is a party and the consummation of the Transactions and that such applicable organizational documents and resolutions are in full force and effect without amendment or modification on the Closing Date;

          (c) Incumbency Certificate. The Policy Provider shall have received a certificate of the Secretary or an Assistant Secretary of each of ATA and the Subordination Agent certifying the names and signatures of the officers of ATA and the Subordination Agent authorized to execute and deliver the Operative Agreements to which it is a party on or prior to Closing Date and that, with respect to ATA, shareholder consent to the execution and delivery of such documents by ATA, is not necessary or has been obtained;

          (d) Representations and Warranties. The representations and warranties of ATA and the Subordination Agent dated the Closing Date set forth or incorporated by reference in this Insurance Agreement shall be true and correct on and as of the Closing Date;

          (e) Documentation. The Policy Provider shall have received a copy of each document, instrument, certificate and opinion delivered on or before the Closing Date pursuant to the Operative Agreement, including each opinion of counsel addressed to any of Moody's, S&P, the Trustee, ATA, the Subordination Agent and the Initial Purchasers (except for the opinion of counsel to the Initial Purchasers addressed only to the Initial Purchasers), in respect of ATA and the Subordination Agent or any of the other parties to the Operative Agreements and the Transactions dated the Closing Date in form and substance reasonably satisfactory to the Policy Provider, addressed to the Policy Provider (or accompanied by a letter from the counsel rendering such opinion to the effect that the Policy Provider is entitled to rely on such opinion as of its date as if it were addressed to the Policy Provider) and addressing such matters as the Policy Provider may reasonably request, and the counsel providing each such opinion shall have been instructed by its client to deliver such opinion to the addressees thereof;

          (f) Approvals, Etc. The Policy Provider shall have received true and correct copies of all approvals, licenses and consents, if any, including any required approval of the shareholders of ATA, required in connection with the Transactions;

          (g) No Litigation, Etc. No suit, action or other proceeding, investigation or injunction, or final judgment relating thereto, shall be pending or threatened before any court, governmental or administrative agency or arbitrator in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with any of the Operative Agreements or the consummation of the Transactions;

          (h) Legality. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court that would make the Transactions illegal or otherwise prevent the consummation thereof;

          (i) Issuance of Ratings. The Policy Provider shall have received confirmation that the risk secured by the Policy is rated no lower than "A-" by S&P and "Baa2" by Moody's, the Class G Certificates, when issued, will be rated "AAA" by S&P and "Aaa" by Moody's and that the Class C Certificates, when issued, will be rated "BBB" by S&P and "Ba2" by Moody's, and shall have received the confirmation from S&P of a capital charge acceptable to the Policy Provider;

          (j) Satisfactory Documentation. The Policy Provider and its counsel shall have reasonably determined that all documents, certificates and opinions to be delivered in connection with the Certificates conform to the terms of the related Trust Agreement, the Offering Document, this Insurance Agreement and the Intercreditor Agreement.

          (k) Filings. The Policy Provider shall have received evidence that there shall have been made and shall be in full force and effect, all filings, recordings and registrations, and there shall have been given or taken any notice or similar action as is necessary in order to establish, perfect, protect and preserve the right, title and interest of the Policy Provider created by the Operative Agreements executed and delivered on or prior to the Closing Date;

          (l) Conditions Precedent. All conditions precedent to the issuance of the Certificates under the Trust Agreements shall have been satisfied, or waived with the consent of the Policy Provider. All conditions precedent to the effectiveness of the Liquidity Facilities shall have been satisfied or waived and all conditions precedent to the purchases of the Certificates by the Initial Purchasers under the Purchase Agreement shall have been satisfied or waived by the Initial Purchasers;

          (m) Expenses. The Policy Provider shall have received payment in full of all amounts required to be paid to or for account of the Policy Provider on or prior to the Closing Date; and

          (n) Guarantee. The Policy Provider shall have received the guarantee of Amtran (the "Guarantee") of the obligations to be performed by ATA hereunder, substantially in the form attached hereto as Exhibit A, together with such ancillary documentation and further assurances as are required by the Policy Provider in connection therewith.

          Section 3.02 Payment of Fees and Premium.

          (a) Legal Fees. On the Closing Date, ATA shall pay or cause to be paid to, or as directed by, the Policy Provider, legal fees, disbursements and charges incurred by the Policy Provider in connection with the issuance of the Policy and this Agreement in accordance with the Policy Fee Letter. Any additional fees of the Policy Provider's counsel or auditors payable in respect of any amendment or supplement to the Offering Document or the preparation of the Exchange Offering Registration Statement requested by ATA and incurred after the Closing Date shall be paid by ATA promptly following receipt of documentation thereof.

          (b) Rating Agency Fees. ATA shall promptly pay the initial fees of S&P and Moody's with respect to the Certificates and the Transactions following receipt of a statement with respect thereto. All periodic and subsequent fees of S&P or Moody's with respect to, and directly allocable to, the Certificates shall be for the account of, and shall be billed to, ATA. The fees for any other rating agency shall be paid by the party requesting such other agency's rating unless such other agency is a substitute for S&P or Moody's in the event that S&P or Moody's is no longer rating the Certificates, in which case the fees for such agency shall be paid by ATA.

          (c) Appraisal Fees. ATA shall pay as directed by the Policy Provider on the Closing Date the cost of appraisals of the Aircraft performed by [Morten Beyer and Agnew, Inc.] for the Policy Provider, not to exceed $3,500 per Aircraft.

          (d) Premium.

               (i) In consideration of the issuance by the Policy Provider of the Policy, ATA shall pay or cause to be paid to the Policy Provider, the Premium, provided, however, such requirement shall not be duplicative of any payments in respect of Premiums made in accordance with Section 6(b) of the Note Purchase Agreement and the provisions of each Lease and each Owned
           Aircraft Indenture. ATA shall also pay any additional amounts, as and when due, to be paid by it under the Policy Fee Letter.

               (ii) No portion of the Premium paid shall berefundable, without regard to whether the Policy Provider makes any payment under the Policy or any other circumstances relatingto the Class G Certificates or provision being made for payment of the Class G Certificates prior to maturity.

          Section 3.03 Reimbursement Obligation.

          (a) As and when due in accordance with and from the funds specified in Sections 2.4(b), 3.2 and 3.3 of the Intercreditor Agreement, the Policy Provider shall be entitled to reimbursement for any payment made by the Policy Provider under the Policy or to the Liquidity Provider under Sections 2.6(c) or 3.7(c) of the Intercreditor Agreement, which reimbursement shall be due and payable on the date provided in such Sections, in an amount equal to the amount to be so paid and all amounts previously paid that remain unreimbursed. In addition, to the extent that any such payment by the Policy Provider shall have been made as a result of a default by a Liquidity Provider in its obligation to make an Advance, as provided in the Intercreditor Agreement, the Policy Provider shall be entitled to the payment of interest on such amounts to the extent, at the time and in the priority that the Liquidity Provider would have been paid pursuant to the Intercreditor Agreement had the Liquidity Provider made such Advance.

          (b) After the distribution to the Policy Provider of all amounts distributable to it under the Intercreditor Agreement, ATA agrees to reimburse the Policy Provider immediately, upon demand, to the extent of any payment made under the Policy or to the Liquidity Provider under Sections 2.6(c) or 3.7(c) of the Intercreditor Agreement, less any amount in respect of such payment paid to and received by the Policy Provider pursuant to the Operative Agreements.

          (c) ATA agrees to pay to the Policy Provider any and all charges, fees, costs and expenses that the Policy Provider may reasonably pay or incur, including reasonable attorneys' and accountants' fees and expenses (without duplication of amounts paid to the Policy Provider in respect of the Operative Agreements), in connection with (i) the enforcement, defense or preservation of any rights in respect of this Insurance Agreement, including defending, monitoring or participating in any litigation or proceeding and (ii) any amendment, waiver or other action requested by ATA with respect to, or related to, any Operative Agreements or to any form document attached to any Operative Agreement as an exhibit, schedule or annex thereto, whether or not executed or completed. Provided that three Business Days' written notice of the intended payment or incurrence shall have been given to ATA by the Policy Provider, such reimbursement shall be due on the dates on which such charges, fees, costs or expenses are paid or incurred by the Policy Provider.

          Section 3.04 [Reserved.]

          Section 3.05 Procedure for Payment of Fees and Premiums. All payments to be made to the Policy Provider under this Insurance Agreement shall be made to the Policy Provider in lawful currency of the United States of America in immediately available funds at the notice address for the Policy Provider as specified in the Intercreditor Agreement on the date when due or as the Policy Provider shall otherwise direct by written notice to the other parties hereto. In the event that the date of any payment to the Policy Provider or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment shall be made, or such expiration of time period shall occur, on the next succeeding Business Day with the same force and effect as if such payment was made or time period expired on the scheduled date of payment or expiration date, as applicable.

                                  ARTICLE IV

                              FURTHER AGREEMENTS

          Section 4.01 Effective Date; Term of the Insurance Agreement. This Insurance Agreement shall take effect on the Closing Date and shall remain in effect until the later of (a) such time as the Policy Provider is no longer subject to a claim under the Policy and the Policy shall have been surrendered to the Policy Provider for cancellation and (b) all amounts payable to the Policy Provider by ATA or the Subordination Agent hereunder or from any other source hereunder or under the Operative Agreements and all amounts payable under the Class G Certificates have been paid in full.

          Section 4.02 Further Assurances and Corrective Instruments.

          (a) Neither ATA nor the Subordination Agent shall grant any waiver of rights or agree to any amendment or modification to any of the Operative Agreements to which either of them is a party, which waiver, amendment, or modification would have an adverse effect on the rights or remedies of the Policy Provider, without the prior written consent of the Policy Provider so long as the Policy Provider shall be the Controlling Party, and any such waiver without prior written consent of the Policy Provider shall be null and void and of no force or effect.

          (b) To the extent permitted by law, each of ATA and the Subordination Agent agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as the Policy

Provider may reasonably request and as may be required in the Policy Provider's reasonable judgment to effectuate the intention of or facilitate the performance of this Insurance Agreement.

          Section 4.03 Obligations Absolute.

          (a) So long as no Policy Provider Default shall have occurred and be continuing beyond any grace period applicable thereto, the obligations of ATA hereunder shall be absolute and unconditional and shall be paid or performed strictly in accordance with this Insurance Agreement under all circumstances irrespective of:

          (i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver, with respect to any of the Operative Agreements or the Certificates;

          (ii) any exchange or release of any other obligations hereunder;

          (iii) the existence of any claim, setoff, defense, reduction, abatement or other right that ATA may have at any time against the Policy Provider or any other Person;

          (iv) any document presented in connection with the Policy proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (unless the Policy Provider shall have actual knowledge thereof);

          (v) any payment by the Policy Provider under the Policy against presentation of a certificate or other document that does not strictly comply with the terms of the Policy;

          (vi) any failure of ATA to receive the proceeds from the sale of the Certificates; and

          (vii) any other circumstances, other than payment in full, that might otherwise constitute a defense available to, or discharge of, ATA in respect of any Operative Agreements.

          (b) So long as no Policy Provider Default shall have occurred and be continuing beyond any period of cure applicable thereto and except as expressly provided herein or in any Operative Agreement, ATA renounces the right to assert as a defense to the performance of its obligations each of the following: (i) to the extent permitted by law, any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Operative Agreements or by any extension or renewal thereof; (ii) presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest; (iii) all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder, except as required by the Operative Agreements; and (iv) all rights of abatement, diminution, postponement or deduction, and all rights of setoff or recoupment arising out of any breach under any of the Operative Agreements, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to ATA.

          (c) ATA (i) agrees that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event; (ii) consents to any and all extensions of time that may be granted by the Policy Provider with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment; and (iii) consents to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agrees that the addition of any such obligors or security shall not affect the liability of ATA for any payment hereunder.

          (d) No failure by the Policy Provider to exercise, and no delay by the Policy Provider in exercising, any right hereunder shall operate as a waiver thereof. The exercise by the Policy Provider of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein to the Policy Provider are declared in every case to be cumulative and not exclusive of any remedies provided by law or equity.

          (e) Nothing herein shall be construed as prohibiting ATA from pursuing any rights or remedies it may have against any Person in a separate legal proceeding.

          Section 4.04 Assignments; Reinsurance; Third-Party Rights.

          (a) This Insurance Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Subordination Agent, and except for any transaction expressly permitted by
Section 5.02 of the Class G Trust Agreement, ATA, may not assign their respective rights under this Insurance Agreement, or delegate any of their duties hereunder, without the prior written consent of the other parties hereto. Any assignments made in violation of this Insurance Agreement shall be null and void.

          (b) The Policy Provider shall have the right to grant participations in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to the Policy upon such terms and conditions as the Policy Provider may in its discretion determine; provided, however, that no such participation or reinsurance agreement or arrangement shall relieve the Policy Provider of any of its obligations hereunder or under the Policy or grant to any participant or reinsurer any rights hereunder or under any Operative Agreement.

          (c) Except as provided herein with respect to participants and reinsurers, nothing in this Insurance Agreement shall confer any right, remedy or claim, express or implied, upon any Person, including, particularly, any Holder, other than upon the Policy Provider against ATA, or upon ATA against the Policy Provider, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns. Neither the Trustee nor any Holder shall have any right to payment from the Premium paid or payable hereunder or from any amounts paid by ATA pursuant to Sections 3.02 or 3.03.

          Section 4.05 Liability of the Policy Provider. Neither the Policy Provider nor any of its officers, directors or employees shall be liable or responsible for: (a) the use that may be made of the Policy by the Subordination Agent or for any acts or omissions of the Subordination Agent in connection therewith; or (b) the validity, sufficiency, accuracy or genuineness of documents delivered to the Policy Provider in connection with any claim under the Policy, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (unless the Policy Provider shall have actual knowledge thereof). In furtherance and not in limitation of the foregoing, the Policy Provider may accept documents that appear on their face to be in order, without responsibility for further investigation.

                                   ARTICLE V

                                 MISCELLANEOUS

          Section 5.01 Amendments, Etc. This Insurance Agreement may be amended, modified, supplemented or terminated only by written instrument or written instruments signed by the parties hereto; provided that if such amendment, modification, supplement or termination would have a material adverse affect on the interests of the Subordination Agent, a Pass Through Trustee or any Certificateholder, Ratings Confirmation shall also be obtained prior to such amendment, modification, supplement or termination being effective. ATA agrees to provide a copy of any amendment to this Insurance Agreement promptly to the Subordination Agent and the rating agencies maintaining a rating on the Class G Certificates. No act or course of dealing shall be deemed to constitute an amendment, modification, supplement or termination hereof.

          Section 5.02 Notices. All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or personally delivered and telecopied to the recipient as follows:

          (a) To the Policy Provider:

          Ambac Assurance Corporation
          One State Street Plaza
          New York, New York 10004
          Attention: Surveillance Department
          Facsimile: (212) 363-1459
          Confirmation: (212) 668-0340

          In each case in which notice or other communication to the Policy Provider refers to an event of default under any Operative Agreement, a claim on the Policy or with respect to which failure on the part of the Policy Provider to respond shall be deemed to constitute consent or acceptance, then a copy of such notice or other communication should also be sent to the attention of the general counsel of each of ATA and the Subordination Agent and, in all cases, both any original and all copies shall be marked to indicate "URGENT MATERIAL ENCLOSED.")

          (b) To ATA:

          American Trans Air, Inc.
          7337 West Washington Street
          Indianapolis, Indiana 46231
          Attention: Kenneth K. Wolff
          Facsimile: (317) 240-7091
          Confirmation: (317) 240-7087

         (c) To the Subordination Agent:

             Wilmington Trust Company
             Rodney Square North
             1100 North Market Street
             Wilmington, DE 19890-0001
             Attention:  Corporate Trust Administration
             Facsimile:  302-651-8882.

          A party may specify an additional or different address or addresses by writing mailed or delivered to the other parties as aforesaid. All such notices and other communications shall be effective upon receipt unless received after business hours on any day, in which case on the opening of business on the next Business Day.

          Section 5.03 Severability. In the event that any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

          Section 5.04 Governing Law. This Insurance Agreement shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance. This Agreement is being delivered in New York.

          Section 5.05 Consent to Jurisdiction.

          (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court of appropriate jurisdiction in the State of New York located in the City and County of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it and to or in connection with any of the Operative Agreements or the Transactions or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York state court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final unappealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

          (b) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

          (c) Service on ATA may be made by delivering, by U.S. registered mail or otherwise, copies of the summons and complaint and other process which may be served in any suit, action or proceeding to ATA addressed to its street address shown in Section 5.02(b), Attention: General Counsel, and such service shall be effective service of process for any litigation brought against ATA in any court. Such address may be changed by ATA by written notice to the other parties hereto.

          (d) Nothing contained in this Insurance Agreement shall limit or affect any party's right to serve process in any other manner permitted by law or to start legal proceedings relating to any of the Operative Agreements against any other party or its properties in the courts of any jurisdiction.

          Section 5.06 Consent of the Policy Provider. No disclosure relating to the Policy or the Policy Provider contained in the Exchange Offer Registration Statement, which disclosure modifies, alters, changes, amends or supplements the disclosure relating to the Policy or the Policy Provider contained in the Offering Memorandum, shall be made without the Policy Provider's prior written consent. In the event that the consent of the Policy Provider is required under any of the Operative Agreements, the determination whether to grant or withhold such consent shall be made by the Policy Provider in its sole discretion without any implied duty towards any other Person, except as otherwise expressly provided therein.

          Section 5.07 Counterparts. This Insurance Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

          Section 5.08 Headings. The headings of Articles and Sections and the Table of Contents contained in this Insurance Agreement are provided for convenience only. They form no part of this Insurance Agreement and shall not affect its construction or interpretation.

          Section 5.09 Trial by Jury Waived. Each party hereby waives, to the fullest extent permitted by law, any right to a trial by jury in respect of any litigation arising directly or indirectly out of, under or in connection with this Insurance Agreement or any of the other Operative Agreements or any of the Transactions contemplated hereunder or thereunder. Each party hereto
(A) certifies that no representative, agent or attorney of any party hereto has represented, expressly or otherwise, that it would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it has been induced to enter into the Operative Agreements to which it is a party by, among other things, this waiver.

          Section 5.10 Limited Liability. No recourse under any Operative Agreement shall be had against, and no personal liability shall attach to, any officer, employee, director, affiliate or shareholder of any party hereto, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of any of the Operative Agreements, the Certificates or the Policy, it being expressly agreed and understood that each Operative Agreement is solely an obligation of each party hereto, and that any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate or shareholder for breaches of any party hereto of any obligations under any Operative Agreement is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Insurance Agreement.

          Section 5.11 Entire Agreement. This Insurance Agreement, the Policy, the Policy Fee letter and the other Operative Agreements set forth the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede and replace any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.


                                    AMBAC ASSURANCE CORPORATION,
                                          as Policy Provider

                                    By:
                                          Name:  David B. Nemschoff
                                          Title:  First Vice President

                                    WILMINGTON TRUST COMPANY,
                                     not in its individual capacity but solely
                                        as Subordination Agent

                                    By:
                                          Name:
                                          Title:

                                    AMERICAN TRANS AIR, INC.



                                    By:
                                          Name:
                                          Title:

                                   Exhibit A

                           GUARANTEE OF AMTRAN, INC.

          FOR VALUE RECEIVED, receipt of which is hereby acknowledged, AMTRAN, INC., a corporation duly organized and existing under the laws of the state of Indiana ("Amtran"), hereby unconditionally guarantees as primary obligor and not merely as surety to Ambac Assurance Corporation, a Wisconsin-domiciled stock insurance company (the "Company"), the due and punctual payment in full of any and all amounts payable by American Trans Air, Inc., a corporation organized under the laws of the State of Indiana ("ATA"), under the terms of the Insurance and Indemnity Agreement among the Company, ATA and Wilmington Trust Company, as subordination agent, dated as of February 15, 2000 ("Agreement") when and as the same shall become due and payable, whether on the scheduled payment dates, at maturity, upon declaration of termination or otherwise, according to the terms thereof. In case of the failure of ATA punctually to make any such payment, Amtran hereby agrees to make such payment, or cause such payment to be made, promptly upon demand made by the Company to Amtran; provided, however that delay by the Company in giving such notice shall in no event affect the obligations of Amtran under this Guarantee. This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by the Company upon the insolvency, bankruptcy or reorganization of ATA or otherwise, all as though such payment had not been made.

          Amtran hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Agreement; the absence of any action to enforce the same; any variation extension, waiver, compromise or release of any or all obligations of ATA under the Agreement or of any security from time to time thereof; the rendering of any judgment against ATA or any action to enforce the same; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. This is a continuing guarantee and a guarantee of payment (not merely of collection), and it shall remain in full force and effect until all amounts payable by ATA under the Agreement have been validly, finally and irrevocably paid in full and shall not be affected in any way by the absence of any action to obtain those amounts from ATA. This Guarantee shall not be affected by the occurrence of any event of default, by the existence of any bankruptcy, insolvency, reorganization or similar proceedings involving ATA, by any change in the laws, rules or regulations of any jurisdiction or by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the obligations of ATA under the Agreement or of Amtran under this Guarantee or by any other circumstance (other than complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor. Amtran covenants that this Guarantee will not be discharged except by complete payment of the amounts payable under the Agreement. This Guarantee shall continue to be effective if ATA merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

          Amtran hereby agrees that so long as any amount payable by ATA under the Agreement is overdue and unpaid, Amtran shall not (i) exercise any right of subrogation or indemnity, or similar right or remedy, against ATA or any of its assets or property in respect of any amount paid by Amtran under this Guarantee or (ii) file a proof of claim in competition with the Company for any amount owing to Amtran by ATA on any account whatsoever in the event of the bankruptcy, insolvency or liquidation of ATA. If at any time when any such amount is overdue and unpaid Amtran receives any amount as a result of any action against ATA or any of its property or assets or otherwise or on account of any payment made by Amtran under this Guarantee, Amtran shall forthwith pay that amount received by it to the Company, to be credited and applied against the amount so payable by ATA.

          Amtran hereby waives diligence, presentment, protest, notice of protest, acceleration, and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of ATA; all demands whatsoever, except as noted in the first paragraph hereof; and any right to require a proceeding first against ATA.

          Amtran hereby certifies and warrants that this Guarantee constitutes the valid and legally binding obligation of Amtran and complies with all applicable laws. This Guarantee shall inure to the benefit of the Company and its successors and permitted assigns (if any).

          Notices. All demands, notices and other communications to be given to Amtran hereunder shall be in writing and shall be delivered by U.S. registered mail or otherwise (including by telecopy) to the recipient as follows:

                        To ATA:

                            Amtran, Inc.
                            7337 West Washington Street
                            Indianapolis, Indiana 46231
                            Attention:  General Counsel
                            Facsimile:  (317) 240-7091
                            Confirmation:  (317) 240-7006

          Amtran may specify an additional or different address or addresses by writing mailed or delivered to the Company. All such notices and other communications shall be effective upon receipt unless received after business hours on any day, in which case on the opening of business on the next business day.

          Consent to Jurisdiction. Amtran hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court of general jurisdiction in the State of New York located in the City and County of New

York, and any appellate court from any thereof, in any action, suit or proceeding brought against it and to or in connection with this Guarantee or for recognition or enforcement of any judgment, and Amtran hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard or determined in such New York state court or, to the extent permitted by law, in such federal court. Amtran agrees that a final unappealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, Amtran hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

          To the extent permitted by applicable law, Amtran shall not seek and hereby waives the right to any de novo review of the final nonappealable judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

          Service on Amtran may be made by delivering, by U.S. registered mail or otherwise, copies of the summons and complaint and other process which may be served in any suit, action or proceeding to Amtran addressed to its street address shown above, Attention: General Counsel, and such service shall be effective service of process for any litigation brought against Amtran in any court. Such address may be changed by Amtran by written notice to the Company.

          Nothing contained in this Guarantee shall limit or affect the Company's right to serve process in any other manner permitted by law or to start legal proceedings relating to this Guarantee against Amtran or its properties in the courts of any jurisdiction.

          Trial by Jury Waived. Amtran hereby waives, to the fullest extent permitted by law, any right to a trial by jury in respect of any litigation arising directly or indirectly out of, under or in connection with this Guarantee. Amtran (A) certifies that no representative, agent or attorney of the Company has represented, expressly or otherwise, that it would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that the Company has been induced to enter into the Agreement by, among other things, this waiver.

          This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

          This Guarantee becomes effective concurrent with the effectiveness of the Agreement according to its terms.

          IN WITNESS WHEREOF, Amtran has caused this Guarantee to be executed in its corporate name by its duly authorized representative.

                                             AMTRAN, INC.


                                              By:
                                                   Name:
                                                   Title:



                                              Date:

                                   Exhibit B

          [TABLE OF CLASS G EQUIPMENT NOTE MAXIMUM AMOUNTS - TO COME]


Quarterly

Period      Maximum Principal Amount of Class G  Maximum Principal Amount of
Ending On:  Equipment Note (Owned Aircraft)      ClassG Equipment Note (Leased
                                                 Aircraft)